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                                                                    EXHIBIT 12.1

        RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                                               NINE MONTHS      THREE MONTHS      YEAR
                                             YEARS ENDED NOVEMBER 30              ENDED            ENDED          ENDED
                                        ----------------------------------     NOVEMBER 30      FEBRUARY 29,   NOVEMBER 30
(DOLLARS IN THOUSANDS)                   2001          2000         1999          1998              1998           1997
                                        -------       -------      -------     -----------      ------------   -----------
Income (Loss) from continuing
  operations before taxes ........      (31,914)       18,395      (14,000)      (24,551)            3,807          8,877
                                        =======       =======      =======       =======           =======        =======
Fixed Charges:
Interest .........................       40,105        43,989       45,475        33,477             4,104         26,722
Interest factor portion of rentals        1,710         1,440        1,560         1,110               360          1,470
                                        -------       -------      -------       -------           -------        -------
Total fixed charges ..............       41,815        45,429       47,035        34,587             4,464         28,192
                                        -------       -------      -------       -------           -------        -------
Earnings before income taxes and
  fixed charges ..................        9,901        63,824       33,035        10,036             8,271         37,069
                                        =======       =======      =======       =======           =======        =======
Preferred stock dividends ........       13,282        11,848       10,569         7,382                --             --
                                        =======       =======      =======       =======           =======        =======
Ratio of earnings to fixed charges
  and preferred stock dividends ..         0.18          1.11         0.57          0.24              1.85           1.31
                                        =======       =======      =======       =======           =======        =======
Earnings inadequate to cover fixed
  charges and preferred stock
  dividends ......................      (45,196)           --      (24,569)      (31,933)               --             --
                                        =======       =======      =======       =======           =======        =======
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